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                                                                  EXHIBIT 10.3.2

                                 VIACELL, INC.

                                January 2, 2004

BY HAND DELIVERY

Mr. Jeffrey Sacher
12 Chanticleer Road
Sudbury, MA 01776

Dear Jeff:

         As we discussed, a decision has been reached that it is appropriate to end our employment relationship. As a result, following a period of transition, your employment with ViaCell, Inc. (the "Company") will end on February 2, 2004 (the "Separation Date"), subject to the terms of this letter. The purpose of this letter is to confirm the agreement between you and the Company concerning your transition period and severance arrangements as agreed upon herein and in accordance with the October 26, 2002 letter to you from Marc Beer, Chief Executive Officer ("Offer Letter"):

         1. You and the Company agree that your separation from employment is not a termination "for cause," and hence the Company has agreed to provide you with the following post-employment benefits, pursuant to the Offer Letter:

         (a) The Company will provide you severance pay at your current base rate of pay for the twelve-month period beginning the business day after your Separation Date and ending February 2, 2005. Payment will be made at the Company's regular payroll periods, less taxes and other legally required deductions, beginning on the Company's next regular payday which is at least five business days following the date this Agreement, signed by you, is received by the Company.

         (b) The Company will extend by a period of twelve (12) months, measured from the Separation Date, the vesting period of the two stock option awards granted to you at your time of hire, namely, those stock option grants described with particularity in the Offer Letter as "ISO's" and "Performance Based Options".

         (c) The Company will continue your participation in its group health and dental plans for a period of 12 months after the Separation Date, through February 2, 2005, and will continue paying medical and dental premium contributions on your behalf in accordance with its regular payroll practices throughout that 12-month period. At the conclusion of the 12-month period ending February 2, 2005, you may elect to continue your participation and that of your eligible dependents in the Company's group health and dental plans to full extent permissible under the federal law known as "COBRA" by paying the full premium cost of coverage plus a small administrative fee.

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         In consideration of your meeting in full your obligations under the terms below and under the Confidentiality Agreement described with particularity in paragraph 2(a) below, the Company agrees as follows:

         2.       There will be a transition period:

                  (a) Provided that you continue to meet the provisions set forth in paragraphs 2 through 14 hereof and under the Confidential Disclosure Agreement which you signed in favor of the Company on October 31, 2002 (the "Confidentiality Agreement"), the Company will continue your employment from the date of this letter, above, through the Separation Date (the "Transition Period"), a period of one month. During the Transition Period, the Company will continue to pay you your base salary, at your current base rate of pay (a total sum of one-twelfth (1/12) of your annual base salary), and will continue your participation in the group benefit plans in which you were enrolled as of the date of this letter, above.

                  (b) You agree during the Transition Period to be available for up to three (3) full business days each week to assist the Company with its transition of your duties. In doing so, you agree to continue during the Transition Period to conduct yourself at all times in a courteous and professional manner and to cooperate fully to assure a smooth transition of your duties. During the Transition Period, you may arrange time off to seek other employment opportunities, provided that you make yourself available for up to three (3) full business days each week. On the Separation Date, you will turn over to me or my designee all of your work responsibilities.

                  (c) In accordance with applicable law, if you have vacation time accrued but unused on the Separation Date, you will be paid, at your current base rate, for that vacation time.

         3. You agree to consult with the Company after the Transition Period on an as needed basis as agreed to by both parties for incremental compensation of $100 per hour. You agree that your status in regard to the Company in connection with any such consulting work will be as an independent contractor, and, as such, you will not be eligible to participate in any Company benefits made available to its employees, except as expressly provided in paragraph 1 hereof.

         4. You agree that, except as expressly provided in this Agreement, no further compensation is owed to you. You will not continue to earn vacation or other paid time off after the Separation Date and, except as provided in paragraph 2(c) above and in any further right you may have to continue participation in the Company's group health and benefit plans at your cost under the federal law known as COBRA following the Separation Date, your participation in all Company employee benefit plans will end as of the Separation Date, in accordance with the terms of those plans and programs.

         5. You agree that, during the Transition Period, you will continue to use your best efforts to support and promote the interests and reputation of the Company and that, during the Transition Period and thereafter, you will not disparage the Company, its business or

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management, or any of the people or organizations connected with the Company, and you will not otherwise do or say anything that could be reasonably expected to disrupt the good morale of the employees of the Company or otherwise harm the Company's goodwill, business interests or reputation. In turn, the Company's officers agree not to disparage you in any way and not to do or say anything that could be reasonably expected to harm your business interests or reputation and the Company agrees to instruct employees and members of its Board of Directors not to disparage you in any way and not to do or say anything that could be reasonably expected to harm your business interests or reputation.

         6. The Company agrees that in response to any external and internal inquiries directed to it during the Transition Period or thereafter regarding the status of your employment with the Company and/or the circumstances of your separation of employment, it shall respond by providing, in substance, the following information:

                  (a) The Company and Jeff have agreed that ViaCell needed a CFO with a very deep accounting and public company reporting background.

                  (b) Jeff had made significant contributions to move ViaCell forward.

                  (c) Jeff will be transitioning his responsibilities to a successor over a month or so, and thereafter he will remain open to consult on an as needed basis.

                  (d) Please contact Jeff at (917) 273 - 5757 for more information.

For purposes of effectuating this paragraph 6, you agree to direct all external inquiries regarding your employment status with the Company and/or the circumstances of your separation of employment to Marc Beer, the Company's Chief Executive Officer, or to Kathleen Hayes, Director of Human Resources.

         7. You agree to return to the Company, no later than the Separation Date, any and all documents, materials and information related to the business, whether present or otherwise, of the Company, and all copies, whether in hardcopy or in electronic or other media, and all keys and other property of the Company, in your possession or control. You also give the Company assurance that you have disclosed to the Company all passwords necessary to enable the Company to access any information which you have password-protected on its computer network or system.

         8. You hereby acknowledge and confirm your obligations to the Company under the Confidentiality Agreement, and you agree to abide by all terms and commitments to which you are bound under the Confidentiality Agreement. You further understand and agree that any breach by you of the Confidentiality Agreement will constitute a material breach of this Agreement.

         9. As an additional Special Severance Benefit, the Company will extend by nine (9) months the exercise period of your vested stock options, to February 3, 2005 ("Special Severance Benefit").

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         10.      In exchange for the special severance benefits provided to you hereunder, including the Special Severance Benefit, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims, whether known or unknown, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age
Discrimination in Employment Act, the fair employment practices statutes of the state or states in which you have provided services to the Company or any other federal, state or local law, regulation or other requirement, and you hereby release and forever discharge the Company and its subsidiaries and other affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights or claims, except only as to any rights that you may have to vested benefits.

         11. In exchange for your agreement to the terms of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company agrees that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims, whether known or unknown, that it has had in the past, now has, or might now have arising out of your employment with the Company, and hereby forever discharges you, your heirs, executors, administrators, beneficiaries, personal representatives and assigns from any and all such causes of action, rights, or claims.

         12. By signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

         13. This letter contains the entire agreement between you and the Company and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment and its termination and all related matters, excluding only the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in a writing of later date signed by you and by an expressly authorized representative of the Company.

         14. The Company and you agree that any controversy, claim or dispute arising out of or relating to paragraphs 2-13 hereof, either during the Transition Period or afterwards, between the parties to this Agreement, their successors, assigns, affiliates or agents, shall be settled by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") then in effect. Any such arbitration may be initiated within thirty (30) days after written notification to the other party specifying in sufficient detail the nature of the dispute hereunder, but in no event later than ninety (90) days

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after such written notice. The arbitration shall be conducted in the
Commonwealth of Massachusetts by an arbitrator either mutually agreed upon by you and the Company or chosen in accordance with the AAA's rules and, unless otherwise agreed, shall occur on the earliest pair of contiguous dates made available to the parties by the arbitrator so selected following a period of discovery of not less than twenty-one (21) days. All aspects of any such arbitration, including with respect to discovery, shall be conducted in accordance with the AAA's rules.

         If the terms of this Agreement are acceptable to you, please sign, date and return it to me within ten days of the date you receive it. At the time you sign and return this letter, it will take effect as a legally-binding agreement between you and the Company on the basis set forth above under Massachusetts law. The enclosed copy of this letter, which you should also sign and date, is for your records.

                      Sincerely,

                      VIACELL, INC.

                      By:   /s/ Kathleen Hayes
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                            Kathleen Hayes
                            Director of Human Resources

Accepted and agreed:

Signature:   /s/ Jeffrey Sacher
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             Jeffrey Sacher

Date:  ________________________________

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